  UNITED STATES

  SECURITIES AND EXCHANGE COMMISSION

  Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.    )*

Amplitude, Inc.

(Name of Issuer)

Class A Common Stock, $0.0001 par value per share

(Title of Class of Securities)

03213A104

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 03213A104

1.	Names of Reporting Persons Battery Ventures XI-A, L.P. (“BV11-A”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
4,112,110 shares, except that Battery Partners XI, LLC (“BP11”), the general partner of BV11-A, BV11-B, and managing member of BIP11, and its investment advisor Battery Management Corp. (“BMC,” and together with BP11 and BP11SF, the “Battery XI Companies”) may be deemed to have sole power to direct the voting of these shares; each of Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Jesse Feldman (“Feldman”), Russel Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea R. Stoner (“Stoner”), Dharmesh Thakker (“Thakker”) and Scott R. Tobin (“Tobin”), each of whom is a managing member or officer of the Battery XI Companies, may be deemed to have shared power to direct the voting of these shares. [1]

	6.	Shared Voting Power See response to row 5.

7.	Sole Dispositive Power
4,112,110 shares, except that Battery Partners XI, LLC (“BP11”), the general partner of BV11-A, BV11-B, and managing member of BIP11, and its investment advisor Battery Management Corp. (“BMC,” and together with BP11 and BP11SF, the “Battery XI Companies”) may be deemed to have sole power to direct the voting of these shares; each of Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Jesse Feldman (“Feldman”), Russel Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea R. Stoner (“Stoner”), Dharmesh Thakker (“Thakker”) and Scott R. Tobin (“Tobin”), each of whom is a managing member or officer of the Battery XI Companies, may be deemed to have shared power to direct the disposition of these shares. [1]

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,112,110 shares [1]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.4%

12.	Type of Reporting Person (See Instructions) PN

1 This amount includes 3,694,078 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 03213A104

1.	Names of Reporting Persons Battery Ventures XI-B, L.P. (“BV11-B”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
1,086,512 shares, except that Battery Partners XI, LLC (“BP11”), the general partner of BV11-A, BV11-B, and managing member of BIP11, and its investment advisor Battery Management Corp. (“BMC,” and together with BP11 and BP11SF, the “Battery XI Companies”) may be deemed to have sole power to direct the voting of these shares; each of Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Jesse Feldman (“Feldman”), Russel Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea R. Stoner (“Stoner”), Dharmesh Thakker (“Thakker”) and Scott R. Tobin (“Tobin”), each of whom is a managing member or officer of the Battery XI Companies, may be deemed to have shared power to direct the voting of these shares. [2]

	6.	Shared Voting Power See response to row 5.

7.	Sole Dispositive Power
1,086,512 shares, except that Battery Partners XI, LLC (“BP11”), the general partner of BV11-A, BV11-B, and managing member of BIP11, and its investment advisor Battery Management Corp. (“BMC,” and together with BP11 and BP11SF, the “Battery XI Companies”) may be deemed to have sole power to direct the disposition of these shares; each of Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Jesse Feldman (“Feldman”), Russel Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea R. Stoner (“Stoner”), Dharmesh Thakker (“Thakker”) and Scott R. Tobin (“Tobin”), each of whom is a managing member or officer of the Battery XI Companies, may be deemed to have shared power to direct the disposition of these shares. [2]

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,086,512 shares [2]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.7%

12.	Type of Reporting Person (See Instructions) PN

2 This amount includes 976,058 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 03213A104

1.	Names of Reporting Persons Battery Ventures XI-A Side Fund, L.P. (“BV11-A SF”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
4,272,229 shares, except that Battery Partners XI Side Fund, LLC (“BP11SF”), the general partner of BV11-A SF and BV11-B SF, and its investment advisor Battery Management Corp. (“BMC,” and together with BP11 and BP11SF, the “Battery XI Companies”) may be deemed to have sole power to direct the voting of these shares; each of Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Jesse Feldman (“Feldman”), Russel Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea R. Stoner (“Stoner”), Dharmesh Thakker (“Thakker”) and Scott R. Tobin (“Tobin”), each of whom is a managing member or officer of the Battery XI Companies, may be deemed to have shared power to direct the voting of these shares. [3]

	6.	Shared Voting Power See response to row 5.

7.	Sole Dispositive Power
4,272,229 shares, except that Battery Partners XI Side Fund, LLC (“BP11SF”), the general partner of BV11-A SF and BV11-B SF, and its investment advisor Battery Management Corp. (“BMC,” and together with BP11 and BP11SF, the “Battery XI Companies”) may be deemed to have sole power to direct the disposition of these shares; each of Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Jesse Feldman (“Feldman”), Russel Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea R. Stoner (“Stoner”), Dharmesh Thakker (“Thakker”) and Scott R. Tobin (“Tobin”), each of whom is a managing member or officer of the Battery XI Companies, may be deemed to have shared power to direct the disposition of these shares. [3]

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,272,229 shares [3]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.7%

12.	Type of Reporting Person (See Instructions) PN

3 This amount includes 3,837,919 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 03213A104

1.	Names of Reporting Persons Battery Ventures XI-B Side Fund, L.P. (“BV11-B SF”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
926,395 shares, except that Battery Partners XI Side Fund, LLC (“BP11SF”), the general partner of BV11-A SF and BV11-B SF, and its investment advisor Battery Management Corp. (“BMC,” and together with BP11 and BP11SF, the “Battery XI Companies”) may be deemed to have sole power to direct the voting of these shares; each of Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Jesse Feldman (“Feldman”), Russel Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea R. Stoner (“Stoner”), Dharmesh Thakker (“Thakker”) and Scott R. Tobin (“Tobin”), each of whom is a managing member or officer of the Battery XI Companies, may be deemed to have shared power to direct the voting of these shares. [4]

	6.	Shared Voting Power See response to row 5.

7.	Sole Dispositive Power
926,395 shares, except that Battery Partners XI Side Fund, LLC (“BP11SF”), the general partner of BV11-A SF and BV11-B SF, and its investment advisor Battery Management Corp. (“BMC,” and together with BP11 and BP11SF, the “Battery XI Companies”) may be deemed to have sole power to direct the disposition of these shares; each of Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Jesse Feldman (“Feldman”), Russel Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea R. Stoner (“Stoner”), Dharmesh Thakker (“Thakker”) and Scott R. Tobin (“Tobin”), each of whom is a managing member or officer of the Battery XI Companies, may be deemed to have shared power to direct the disposition of these shares. [4]

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 926,395 shares [4]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.5%

12.	Type of Reporting Person (See Instructions) PN

4 This amount includes 832,219 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 03213A104

1.	Names of Reporting Persons Battery Investment Partners XI, LLC (“BIP11”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
190,579 shares, except that Battery Partners XI, LLC (“BP11”), the general partner of BV11-A, BV11-B, and managing member of BIP11, and its investment advisor Battery Management Corp. (“BMC,” and together with BP11 and BP11SF, the “Battery XI Companies”) may be deemed to have sole power to direct the voting of these shares; each of Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Jesse Feldman (“Feldman”), Russel Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea R. Stoner (“Stoner”), Dharmesh Thakker (“Thakker”) and Scott R. Tobin (“Tobin”), each of whom is a managing member or officer of the Battery XI Companies, may be deemed to have shared power to direct the voting of these shares. [5]

	6.	Shared Voting Power See response to row 5.

7.	Sole Dispositive Power
190,579 shares, except that Battery Partners XI, LLC (“BP11”), the general partner of BV11-A, BV11-B, and managing member of BIP11, and its investment advisor Battery Management Corp. (“BMC,” and together with BP11 and BP11SF, the “Battery XI Companies”) may be deemed to have sole power to direct the disposition of these shares; each of Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Jesse Feldman (“Feldman”), Russel Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea R. Stoner (“Stoner”), Dharmesh Thakker (“Thakker”) and Scott R. Tobin (“Tobin”), each of whom is a managing member or officer of the Battery XI Companies, may be deemed to have shared power to direct the disposition of these shares. [5]

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 190,579 shares [5]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person (See Instructions) OO

5 This amount includes 171,206 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 03213A104

1.	Names of Reporting Persons Battery Partners XI, LLC (“BP11”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
5,389,201 shares, except that Battery Partners XI, LLC (“BP11”), the general partner of BV11-A, BV11-B, and managing member of BIP11, and its investment advisor Battery Management Corp. (“BMC,” and together with BP11 and BP11SF, the “Battery XI Companies”) may be deemed to have sole power to direct the voting of these shares; each of Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Jesse Feldman (“Feldman”), Russel Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea R. Stoner (“Stoner”), Dharmesh Thakker (“Thakker”) and Scott R. Tobin (“Tobin”), each of whom is a managing member or officer of the Battery XI Companies, may be deemed to have shared power to direct the voting of these shares. [6]

	6.	Shared Voting Power See response to row 5.

7.	Sole Dispositive Power
5,389,201 shares, except that Battery Partners XI, LLC (“BP11”), the general partner of BV11-A, BV11-B, and managing member of BIP11, and its investment advisor Battery Management Corp. (“BMC,” and together with BP11 and BP11SF, the “Battery XI Companies”) may be deemed to have sole power to direct the disposition of these shares; each of Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Jesse Feldman (“Feldman”), Russel Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea R. Stoner (“Stoner”), Dharmesh Thakker (“Thakker”) and Scott R. Tobin (“Tobin”), each of whom is a managing member or officer of the Battery XI Companies, may be deemed to have shared power to direct the disposition of these shares. [6]

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,389,201 shares [6]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.4%

12.	Type of Reporting Person (See Instructions) OO

6 This amount includes 4,841,342 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 03213A104

1.	Names of Reporting Persons Battery Partners XI Side Fund, LLC (“BP11SF”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
5,198,624 shares, except that Battery Partners XI Side Fund, LLC (“BP11SF”), the general partner of BV11-A SF and BV11-B SF, and its investment advisor Battery Management Corp. (“BMC,” and together with BP11 and BP11SF, the “Battery XI Companies”) may be deemed to have sole power to direct the voting of these shares; each of Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Jesse Feldman (“Feldman”), Russel Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea R. Stoner (“Stoner”), Dharmesh Thakker (“Thakker”) and Scott R. Tobin (“Tobin”), each of whom is a managing member or officer of the Battery XI Companies, may be deemed to have shared power to direct the voting of these shares. [7]

	6.	Shared Voting Power See response to row 5.

7.	Sole Dispositive Power
5,198,624 shares, except that Battery Partners XI Side Fund, LLC (“BP11SF”), the general partner of BV11-A SF and BV11-B SF, and its investment advisor Battery Management Corp. (“BMC,” and together with BP11 and BP11SF, the “Battery XI Companies”) may be deemed to have sole power to direct the disposition of these shares; each of Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Jesse Feldman (“Feldman”), Russel Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea R. Stoner (“Stoner”), Dharmesh Thakker (“Thakker”) and Scott R. Tobin (“Tobin”), each of whom is a managing member or officer of the Battery XI Companies, may be deemed to have shared power to direct the disposition of these shares. [7]

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,198,624 shares [7]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.1%

12.	Type of Reporting Person (See Instructions) OO

7 This amount includes 4,670,138 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 03213A104

1.	Names of Reporting Persons Battery Ventures Select Fund I, L.P. (“BV Select”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
361,099 shares, except that Battery Partners Select Fund I, L.P. (“BP Select LP”), the general partner of BV Select, Battery Partners Select Fund I GP, LLC (“BP Select LLC”), the general partner of BP Select LP and BIP Select, and its investment advisor Battery Management Corp. (“BMC,” and together with BP Select LLC, the “Battery Select Companies”) may be deemed to have sole power to direct the voting of these shares; each of Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Morad Elhafed (“Elhafed”), Jesse Feldman (“Feldman”), Russel Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea Stoner (“Stoner”), Dharmesh Thakker (“Thakker”), and Scott R. Tobin (“Tobin”), each of whom is a managing member or officer of the Battery Select Companies, may be deemed to have shared power to direct the voting of these shares. [8]

	6.	Shared Voting Power See response to row 5.

7.	Sole Dispositive Power
361,099 shares, except that Battery Partners Select Fund I, L.P. (“BP Select LP”), the general partner of BV Select, Battery Partners Select Fund I GP, LLC (“BP Select LLC”), the general partner of BP Select LP and BIP Select, and its investment advisor Battery Management Corp. (“BMC,” and together with BP Select LLC, the “Battery Select Companies”) may be deemed to have sole power to direct the disposition of these shares; each of Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker, and Tobin, each of whom is a managing member or officer of the Battery Select Companies, may be deemed to have shared power to direct the disposition of these shares. [8]

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 361,099 shares [8]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.6%

12.	Type of Reporting Person (See Instructions) PN

8 This amount includes 361,099 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 03213A104

1.	Names of Reporting Persons Battery Partners Select Fund I, L.P. (“BP Select LP”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
361,099 shares, except that Battery Partners Select Fund I, L.P. (“BP Select LP”), the general partner of BV Select, Battery Partners Select Fund I GP, LLC (“BP Select LLC”), the general partner of BP Select LP and BIP Select, and its investment advisor Battery Management Corp. (“BMC,” and together with BP Select LLC, the “Battery Select Companies”) may be deemed to have sole power to direct the voting of these shares; each of Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker, and Tobin, each of whom is a managing member or officer of the Battery Select Companies, may be deemed to have shared power to direct the voting of these shares. [8]

	6.	Shared Voting Power See response to row 5.

7.	Sole Dispositive Power
361,099 shares, except that Battery Partners Select Fund I, L.P. (“BP Select LP”), the general partner of BV Select, Battery Partners Select Fund I GP, LLC (“BP Select LLC”), the general partner of BP Select LP and BIP Select, and its investment advisor Battery Management Corp. (“BMC,” and together with BP Select LLC, the “Battery Select Companies”) may be deemed to have sole power to direct the disposition of these shares; each of Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker, and Tobin, each of whom is a managing member or officer of the Battery Select Companies, may be deemed to have shared power to direct the disposition of these shares. [8]

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 361,099 shares [8]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.6%

12.	Type of Reporting Person (See Instructions) PN

8 This amount includes 361,099 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 03213A104

1.	Names of Reporting Persons Battery Investment Partners Select Fund I, L.P. (“BIP Select”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
35,713 shares, except that Battery Partners Select Fund I GP, LLC (“BP Select LLC”), the general partner of BP Select LP and BIP Select, and its investment advisor Battery Management Corp. (“BMC,” and together with BP Select LLC, the “Battery Select Companies”) may be deemed to have sole power to direct the voting of these shares; each of Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker, and Tobin, each of whom is a managing member or officer of the Battery Select Companies, may be deemed to have shared power to direct the voting of these shares. [9]

	6.	Shared Voting Power See response to row 5.

7.	Sole Dispositive Power
35,713 shares, except that Battery Partners Select Fund I GP, LLC (“BP Select LLC”), the general partner of BP Select LP and BIP Select, and its investment advisor Battery Management Corp. (“BMC,” and together with BP Select LLC, the “Battery Select Companies”) may be deemed to have sole power to direct the disposition of these shares; each of Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker, and Tobin, each of whom is a managing member or officer of the Battery Select Companies, may be deemed to have shared power to direct the disposition of these shares. [9]

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 35,713 shares [9]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

9 This amount includes 35,713 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 03213A104

1.	Names of Reporting Persons Battery Partners Select Fund I GP, LLC (“BP Select LLC”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
396,812 shares, of which 361,099 shares are directly owned by BV Select LP and of which 35,713 shares are owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of the Battery Select Companies, may be deemed to have shared power to direct the voting of these shares. [10]

	6.	Shared Voting Power See response to row 5.

7.	Sole Dispositive Power
396,812 shares, of which 361,099 shares are directly owned by BV Select LP and of which 35,713 shares are owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of the Battery Select Companies, may be deemed to have shared power to direct the disposition of these shares. [10]

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 396,812 shares [10]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.6%

12.	Type of Reporting Person (See Instructions) OO

10 This amount includes 396,812 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 03213A104

1.	Names of Reporting Persons Battery Management Corp. (“BMC”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Massachusetts

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
10,984,637 shares, of which 4,112,110 shares are directly owned by BV11-A, 1,086,512 shares are directly owned by BV-11B, 4,272,229 shares are directly owned by BV11-ASF, 926,395 shares are directly owned by BV11-BSF, 190,579 shares are directly owned by BIP11, 361,099 shares are directly owned by BV Select, and 35,713 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of either the Battery XI Companies or Battery Select Companies, may be deemed to have shared power to direct the voting of these shares. [11]

	6.	Shared Voting Power See response to row 5.

7.	Sole Dispositive Power
10,984,637 shares, of which 4,112,110 shares are directly owned by BV11-A, 1,086,512 shares are directly owned by BV-11B, 4,272,229 shares are directly owned by BV11-ASF, 926,395 shares are directly owned by BV11-BSF, 190,579 shares are directly owned by BIP11, 361,099 shares are directly owned by BV Select, and 35,713 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of either the Battery XI Companies or Battery Select Companies, may be deemed to have shared power to direct the disposition of these shares. [11]

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,984,637 shares [11]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 17.2%

12.	Type of Reporting Person (See Instructions) OO

11 This amount includes 9,908,292 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 03213A104

1.	Names of Reporting Persons Neeraj Agrawal

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 68,572 shares

6.	Shared Voting Power
10,984,637 shares, of which 4,112,110 shares are directly owned by BV11-A, 1,086,512 shares are directly owned by BV-11B, 4,272,229 shares are directly owned by BV11-ASF, 926,395 shares are directly owned by BV11-BSF, 190,579 shares are directly owned by BIP11, 361,099 shares are directly owned by BV Select, and 35,713 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of either the Battery XI Companies or Battery Select Companies, may be deemed to have shared power to direct the voting of these shares. [11]

	7.	Sole Dispositive Power 68,572 shares

8.	Shared Dispositive Power
10,984,637 shares, of which 4,112,110 shares are directly owned by BV11-A, 1,086,512 shares are directly owned by BV-11B, 4,272,229 shares are directly owned by BV11-ASF, 926,395 shares are directly owned by BV11-BSF, 190,579 shares are directly owned by BIP11, 361,099 shares are directly owned by BV Select, and 35,713 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of either the Battery XI Companies or Battery Select Companies, may be deemed to have shared power to direct the disposition of these shares. [11]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,053,209 shares [11]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 17.3%

12.	Type of Reporting Person (See Instructions) IN

11 This amount includes 9,908,292 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 03213A104

1.	Names of Reporting Persons Michael Brown

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 34,286 shares

6.	Shared Voting Power
10,984,637 shares, of which 4,112,110 shares are directly owned by BV11-A, 1,086,512 shares are directly owned by BV-11B, 4,272,229 shares are directly owned by BV11-ASF, 926,395 shares are directly owned by BV11-BSF, 190,579 shares are directly owned by BIP11, 361,099 shares are directly owned by BV Select, and 35,713 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of either the Battery XI Companies or Battery Select Companies, may be deemed to have shared power to direct the voting of these shares. [11]

	7.	Sole Dispositive Power 34,286 shares

8.	Shared Dispositive Power
10,984,637 shares, of which 4,112,110 shares are directly owned by BV11-A, 1,086,512 shares are directly owned by BV-11B, 4,272,229 shares are directly owned by BV11-ASF, 926,395 shares are directly owned by BV11-BSF, 190,579 shares are directly owned by BIP11, 361,099 shares are directly owned by BV Select, and 35,713 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of either the Battery XI Companies or Battery Select Companies, may be deemed to have shared power to direct the disposition of these shares. [11]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,018,923 shares [11]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 17.3%

12.	Type of Reporting Person (See Instructions) IN

11 This amount includes 9,908,292 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 03213A104

1.	Names of Reporting Persons Jesse Feldman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 33,122 shares

6.	Shared Voting Power
10,984,637 shares, of which 4,112,110 shares are directly owned by BV11-A, 1,086,512 shares are directly owned by BV-11B, 4,272,229 shares are directly owned by BV11-ASF, 926,395 shares are directly owned by BV11-BSF, 190,579 shares are directly owned by BIP11, 361,099 shares are directly owned by BV Select, and 35,713 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of either the Battery XI Companies or Battery Select Companies, may be deemed to have shared power to direct the voting of these shares. [11]

	7.	Sole Dispositive Power 33,122 shares

8.	Shared Dispositive Power
10,984,637 shares, of which 4,112,110 shares are directly owned by BV11-A, 1,086,512 shares are directly owned by BV-11B, 4,272,229 shares are directly owned by BV11-ASF, 926,395 shares are directly owned by BV11-BSF, 190,579 shares are directly owned by BIP11, 361,099 shares are directly owned by BV Select, and 35,713 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of either the Battery XI Companies or Battery Select Companies, may be deemed to have shared power to direct the disposition of these shares. [11]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,017,759 shares [11]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 17.3%

12.	Type of Reporting Person (See Instructions) IN

11 This amount includes 9,908,292 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 03213A104

1.	Names of Reporting Persons Roger H. Lee

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 68,574 shares

6.	Shared Voting Power
10,984,637 shares, of which 4,112,110 shares are directly owned by BV11-A, 1,086,512 shares are directly owned by BV-11B, 4,272,229 shares are directly owned by BV11-ASF, 926,395 shares are directly owned by BV11-BSF, 190,579 shares are directly owned by BIP11, 361,099 shares are directly owned by BV Select, and 35,713 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of either the Battery XI Companies or Battery Select Companies, may be deemed to have shared power to direct the voting of these shares. [11]

	7.	Sole Dispositive Power 68,574 shares

8.	Shared Dispositive Power
10,984,637 shares, of which 4,112,110 shares are directly owned by BV11-A, 1,086,512 shares are directly owned by BV-11B, 4,272,229 shares are directly owned by BV11-ASF, 926,395 shares are directly owned by BV11-BSF, 190,579 shares are directly owned by BIP11, 361,099 shares are directly owned by BV Select, and 35,713 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of either the Battery XI Companies or Battery Select Companies, may be deemed to have shared power to direct the disposition of these shares. [11]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,053,211 shares [11]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 17.3%

12.	Type of Reporting Person (See Instructions) IN

11 This amount includes 9,908,292 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 03213A104

1.	Names of Reporting Persons Scott R. Tobin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 23,604 shares

6.	Shared Voting Power
10,984,637 shares, of which 4,112,110 shares are directly owned by BV11-A, 1,086,512 shares are directly owned by BV-11B, 4,272,229 shares are directly owned by BV11-ASF, 926,395 shares are directly owned by BV11-BSF, 190,579 shares are directly owned by BIP11, 361,099 shares are directly owned by BV Select, and 35,713 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of either the Battery XI Companies or Battery Select Companies, may be deemed to have shared power to direct the voting of these shares. [11]

	7.	Sole Dispositive Power 23,604 shares

8.	Shared Dispositive Power
10,984,637 shares, of which 4,112,110 shares are directly owned by BV11-A, 1,086,512 shares are directly owned by BV-11B, 4,272,229 shares are directly owned by BV11-ASF, 926,395 shares are directly owned by BV11-BSF, 190,579 shares are directly owned by BIP11, 361,099 shares are directly owned by BV Select, and 35,713 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of either the Battery XI Companies or Battery Select Companies, may be deemed to have shared power to direct the disposition of these shares. [11]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,008,241 shares [11]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 17.3%

12.	Type of Reporting Person (See Instructions) IN

11 This amount includes 9,908,292 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 03213A104

1.	Names of Reporting Persons Chelsea R. Stoner

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 64,697 shares

6.	Shared Voting Power
10,984,637 shares, of which 4,112,110 shares are directly owned by BV11-A, 1,086,512 shares are directly owned by BV-11B, 4,272,229 shares are directly owned by BV11-ASF, 926,395 shares are directly owned by BV11-BSF, 190,579 shares are directly owned by BIP11, 361,099 shares are directly owned by BV Select, and 35,713 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of either the Battery XI Companies or Battery Select Companies, may be deemed to have shared power to direct the voting of these shares. [11]

	7.	Sole Dispositive Power 64,697 shares

8.	Shared Dispositive Power
10,984,637 shares, of which 4,112,110 shares are directly owned by BV11-A, 1,086,512 shares are directly owned by BV-11B, 4,272,229 shares are directly owned by BV11-ASF, 926,395 shares are directly owned by BV11-BSF, 190,579 shares are directly owned by BIP11, 361,099 shares are directly owned by BV Select, and 35,713 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of either the Battery XI Companies or Battery Select Companies, may be deemed to have shared power to direct the disposition of these shares. [11]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,049,334 shares [11]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 17.3%

12.	Type of Reporting Person (See Instructions) IN

11 This amount includes 9,908,292 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 03213A104

1.	Names of Reporting Persons Morad Elhafed

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.	Shared Voting Power
10,984,637 shares, of which 4,112,110 shares are directly owned by BV11-A, 1,086,512 shares are directly owned by BV-11B, 4,272,229 shares are directly owned by BV11-ASF, 926,395 shares are directly owned by BV11-BSF, 190,579 shares are directly owned by BIP11, 361,099 shares are directly owned by BV Select, and 35,713 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of either the Battery XI Companies or Battery Select Companies, may be deemed to have shared power to direct the voting of these shares. [11]

	7.	Sole Dispositive Power 0

8.	Shared Dispositive Power
10,984,637 shares, of which 4,112,110 shares are directly owned by BV11-A, 1,086,512 shares are directly owned by BV-11B, 4,272,229 shares are directly owned by BV11-ASF, 926,395 shares are directly owned by BV11-BSF, 190,579 shares are directly owned by BIP11, 361,099 shares are directly owned by BV Select, and 35,713 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of either the Battery XI Companies or Battery Select Companies, may be deemed to have shared power to direct the disposition of these shares. [11]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,984,637 shares [11]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 17.2%

12.	Type of Reporting Person (See Instructions) IN

11 This amount includes 9,908,292 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 03213A104

1.	Names of Reporting Persons Dharmesh Thakker

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 39,152 shares

6.	Shared Voting Power
10,984,637 shares, of which 4,112,110 shares are directly owned by BV11-A, 1,086,512 shares are directly owned by BV-11B, 4,272,229 shares are directly owned by BV11-ASF, 926,395 shares are directly owned by BV11-BSF, 190,579 shares are directly owned by BIP11, 361,099 shares are directly owned by BV Select, and 35,713 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of either the Battery XI Companies or Battery Select Companies, may be deemed to have shared power to direct the voting of these shares. [11]

	7.	Sole Dispositive Power 39,152 shares

8.	Shared Dispositive Power
10,984,637 shares, of which 4,112,110 shares are directly owned by BV11-A, 1,086,512 shares are directly owned by BV-11B, 4,272,229 shares are directly owned by BV11-ASF, 926,395 shares are directly owned by BV11-BSF, 190,579 shares are directly owned by BIP11, 361,099 shares are directly owned by BV Select, and 35,713 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of either the Battery XI Companies or Battery Select Companies, may be deemed to have shared power to direct the disposition of these shares. [11]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,023,789 shares [11]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 17.3%

12.	Type of Reporting Person (See Instructions) IN

11 This amount includes 9,908,292 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 03213A104

1.	Names of Reporting Persons Russell Fleischer

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 39,152 shares

6.	Shared Voting Power
10,984,637 shares, of which 4,112,110 shares are directly owned by BV11-A, 1,086,512 shares are directly owned by BV-11B, 4,272,229 shares are directly owned by BV11-ASF, 926,395 shares are directly owned by BV11-BSF, 190,579 shares are directly owned by BIP11, 361,099 shares are directly owned by BV Select, and 35,713 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of either the Battery XI Companies or Battery Select Companies, may be deemed to have shared power to direct the voting of these shares. [11]

	7.	Sole Dispositive Power 39,152 shares

8.	Shared Dispositive Power
10,984,637 shares, of which 4,112,110 shares are directly owned by BV11-A, 1,086,512 shares are directly owned by BV-11B, 4,272,229 shares are directly owned by BV11-ASF, 926,395 shares are directly owned by BV11-BSF, 190,579 shares are directly owned by BIP11, 361,099 shares are directly owned by BV Select, and 35,713 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of either the Battery XI Companies or Battery Select Companies, may be deemed to have shared power to direct the disposition of these shares. [11]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,023,789 shares [11]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 17.3%

12.	Type of Reporting Person (See Instructions) IN

11 This amount includes 9,908,292 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

Item 1.
	(a)	Name of Issuer Amplitude, Inc.
	(b)	Address of Issuer’s Principal Executive Offices 201 Third Street, Suite 200 San Francisco, CA 94103

Item 2.
(a)

Name of Person Filing
Battery Ventures XI-A, L.P. (“BV11-A”), Battery Ventures XI-B, L.P. (“BV11-B”), Battery Ventures XI-A Side Fund, L.P. (“BV11-A SF”), Battery Ventures XI-B Side Fund, L.P. (“BV11-B SF”), Battery Investment Partners XI, LLC (“BIP11”), Battery Partners XI, LLC (“BP11”), Battery Partners XI Side Fund, LLC (“BP11SF”), Battery Ventures Select Fund I, L.P. (“BV Select”), Battery Investment Partners Select Fund I, L.P. (“BIP Select”), Battery Partners Select Fund I, L.P. (“BP Select LP”), Battery Partners Select Fund I GP, LLC (“BP Select LLC”), “Battery Management Corp. (“BMC”), Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Morad Elhafed (“Elhafed”), Jesse Feldman (“Feldman”), Russel Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea Stoner (“Stoner”), Dharmesh Thakker (“Thakker”), and Scott R. Tobin (“Tobin”). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

Agrawal, Brown, Feldman, Fleischer, Lee, Stoner, Thakker, and Tobin are the sole managing members of BP11, the general partner of BV11-A and BV11-B and managing member of BIP11, BP11SF, the general partner of BV-11A SF and BV-11B SF, and/or the officers of BMC, the investment advisor to BP11 and BP11SF.

Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker, and Tobin are the sole managing members of BP Select LLC, the general partner of BP Select LP and BIP Select, and ultimate general partner of BV Select.

	(b)	Address of Principal Business Office or, if none, Residence Battery Ventures One Marina Park Drive Suite 1100 Boston, MA 02210
(c)	Citizenship
Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker, and Tobin are United States citizens. BV11-A, BV11-B, BV-11A SF, BV-11B SF, BV Select, BP Select LP, and BIP Select are limited partnerships organized under the laws of the State of Delaware. BP11, BP11SF, and BP Select LLC are limited liability companies organized under the laws of the State of Delaware. BMC is a corporation organized under the laws of the Commonwealth of Massachusetts.
	(d)	Title of Class of Securities Class A Common Stock, $0.00001 par value per share
	(e)	CUSIP Number 03213A104

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

The approximate percentages of Common Stock reported as beneficially owned by the Reporting Persons is based upon 53,879,646 shares of Common Stock outstanding as of November 3, 2021, as reported in the Issuer’s Form 10-Q filed on November 9, 2021. [11]

(a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
(b) Percent of class: See Row 11 of cover page for each Reporting Person.

(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.
(iii) Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.
(iv) Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Under certain circumstances set forth in the limited partnership agreement of BV11-A, BV11-B, BV11-A SF, BV11-B SF, BV Select, and BIP Select, the general and limited partners may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by BV11-A, BV11-B, BV11-A SF, BV11-B SF, BV Select, and BIP Select. Under certain circumstances set forth in the limited liability company agreement of BIP11, the members may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by BIP11.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
N/A

Item 8.	Identification and Classification of Members of the Group
N/A

Item 9.	Notice of Dissolution of Group
N/A

Item 10.	Certification
N/A

11 This amount includes 9,908,292 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BATTERY VENTURES XI, L.P.

By: Battery Partners XI, LLC

By:	*
Managing Member

BATTERY INVESTMENT PARTNERS XI, LLC

By:	Battery Partners XI, LLC

By:	*
Managing Member

BATTERY PARTNERS XI, LLC

By:	*
Managing Member

BATTERY VENTURES SELECT FUND I, L.P.

By:	Battery Partners Select Fund I, L.P.
By:	Battery Partners Select Fund I GP, LLC

By:	*
Managing Member

BATTERY PARTNERS SELECT FUND I, L.P.

By:	Battery Partners Select Fund I GP, LLC

By:	*
Managing Member

BATTERY INVESTMENT PARTNERS SELECT FUND I, L.P.

By:	Battery Partners Select Fund I GP, LLC

By:	*
Managing Member

BATTERY PARTNERS SELECT FUND I GP, LLC

By:	*
Managing Member

BATTERY MANAGEMENT CORP.

By:	*
Chief Financial Officer

NEERAJ AGRAWAL

By: *
Neeraj Agrawal

MICHAEL BROWN

By: *
Michael Brown

JESSE FELDMAN

By: *
Jesse Feldman

ROGER H. LEE

By: *
Roger H. Lee

SCOTT R. TOBIN

By: *
Scott R. Tobin

CHELSEA R. STONER

By: *
Chelsea R. Stoner

RUSSELL FLEISCHER

By: *
Russell Fleischer

MORAD ELHAFED

By: *
Morad Elhafed

DHARMESH THAKKER

By: *
Dharmesh Thakker

*By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo Attorney-in-Fact

This Schedule 13G was executed pursuant to a Power of Attorney.   Note that copies of the applicable Powers of Attorney are already on file with the appropriate agencies.

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).